Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

GDS Holdings Limited:

We consent to the use of our report dated May 20, 2016, with respect to the consolidated balance sheets of GDS Holdings Limited as of December 31, 2014 and 2015, and the related consolidated statements of operations, comprehensive loss, changes in shareholders’ deficit and cash flows for the years then ended, included herein and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG Huazhen LLP

Shanghai, China

October 26, 2016